                                                                  Execution Copy

--------------------------------------------------------------------------------

                          SECURITIES PURCHASE AGREEMENT

                              DATED APRIL 28, 1999

                                  BY AND AMONG

                        CALIFORNIA CULINARY ACADEMY, INC.
                                 as the Company

                                       AND

                 CAHILL, WARNOCK STRATEGIC PARTNERS FUND, L.P.,

                                       and

                           STRATEGIC ASSOCIATES, L.P.

                                as the Purchasers

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            Page
Definitions....................................................................1
         Defined Terms.........................................................1
         Other Defined Terms...................................................5
         Other Definitional Provisions.........................................7
Authorization and Sale of the Company's Securities.............................7
         Authorization and Certain Terms of the Convertible Notes..............7
         Authorization and Certain Terms of the Warrants.......................7
         Authorization of the Preferred Stock..................................7
         Sale and Purchase of the Convertible Notes............................7
         Sale and Purchase of the Warrants.....................................7
         Sale and Purchase of the Series B Preferred Stock.....................8
Closing Date; Delivery.........................................................8
         Closing Date..........................................................8
         Delivery..............................................................8
Representations and Warranties of the Company..................................8
         Organization, Good Standing and Qualification.........................8
         Capitalization........................................................9
         Subsidiaries.........................................................10
         Partnerships, Joint Ventures.........................................10
         Authorization........................................................10
         Governmental Consents................................................10
         Conformity with Law; Absence of Litigation...........................11
         Insurance............................................................11
         Patents and Trademarks...............................................11
         Compliance with Other Instruments and Legal Requirements.............11
         Material Agreements; Action..........................................12
         Registration Rights..................................................13
         Corporate Documents..................................................13
         Real Property........................................................13
         Tangible Personal Property...........................................14
         Environmental Matters................................................14
         Company SEC Reports and Financial Statements.........................15
         Accreditation and State Licensure/Approval...........................16
         U.S. Department of Educational Certification and Eligibility.........17
         Changes..............................................................18
         Employee Benefit Plans...............................................19
         Taxes................................................................22
         Qualified Small Business.............................................22
         Labor and Employment Matters.........................................22
         No Pending Transactions..............................................23
         Litigation...........................................................23
         Indebtedness.........................................................23

         Year 2000............................................................23
         Disclosure...........................................................24
         Minute Books.........................................................24
         Brokers' Fees........................................................24
         Not an Investment Company............................................24
         Real Property Holding Company........................................24
SECTION 5  Representations and Warranties of the Purchasers...................24
         Accredited Investor; Experience; Risk................................24
         Authorization........................................................26
         Governmental Consents................................................26
         Compliance with Other Instruments and Legal Requirements.............26
Conditions to Closing of Purchasers...........................................26
         Representations and Warranties.......................................27
         Covenants............................................................27
         No Material Adverse Change...........................................27
         Securities Laws......................................................27
         Shareholders' Approval...............................................27
         Issuance of Convertible Notes, Warrants and Preferred Stock..........27
         New Orleans Project..................................................27
         Registration Rights Agreement........................................28
         Appointment of Directors.............................................28
         Acknowledgment.......................................................28
         Lead-based Paint.....................................................28
         No Event of Default..................................................28
         Purchaser Rights Agreement...........................................28
         Shareholders Agreement...............................................28
         Opinion of Company's Counsel.........................................28
         Officer's Certificate................................................28
         Company Required Consents............................................28
         Corporate Documents..................................................28
         Keith Keogh Employment Contract......................................29
         U.S. Department of Education Assurance...............................29
Conditions to Closing of the Company..........................................29
         Representations and Warranties.......................................29
         Covenants............................................................30
         Certificate..........................................................30
         Other Agreements.....................................................30
         State Securities Laws................................................30
         Shareholder Approval.................................................30
         Company Required Consents............................................30
         Receipt of Purchase Price............................................30
Covenants of the Company and the Purchasers...................................30
         Regulatory Matters...................................................30
         Notice to Purchasers Upon an Event of Default........................31
         Issuance of Warrant Shares...........................................31

         Restrictive Covenants................................................31
Events of Default.............................................................31
         Events of Default....................................................31
         Annulment of Defaults................................................33
Company Put Option............................................................33
         Company Put Option...................................................33
         Exercise of Company Put Option.......................................34
         Company Put Option Closing...........................................34
Termination and Abandonment...................................................37
         Termination..........................................................37
         Procedure and Effect of Termination..................................37
Miscellaneous.................................................................38
         California Corporate Securities Law..................................38
         Amendment; Waiver....................................................38
         Notices..............................................................38
         Legend...............................................................39
         Severability.........................................................39
         Successors and Assigns...............................................39
         Survival of Representations, Warranties and Covenants................40
         Entire Agreement.....................................................40
         Choice of Law........................................................40
         Counterparts.........................................................40
         Costs and Expenses...................................................40
         No Third-Party Beneficiaries.........................................40
         Indemnification......................................................40

                       CALIFORNIA CULINARY ACADEMY, INC.
                         SECURITIES PURCHASE AGREEMENT


      SECURITIES PURCHASE AGREEMENT dated April 28, 1999 (this "Agreement"), is entered into by and among CALIFORNIA CULINARY ACADEMY, INC., a California corporation (the "Company"), and the entities or persons listed in Exhibit A hereto (each a "Purchaser" and collectively the "Purchasers").

                              W I T N E S S E T H:

      WHEREAS, the Company has issued and outstanding the shares of capital stock described in Section 4.2 hereof and the Company has reserved for issuance additional shares of capital stock upon the exercise of the outstanding convertible securities, including rights, options and warrants, identified in
Section 4.2; and

      WHEREAS, the Company proposes to issue and sell, and the Purchasers desire to purchase from the Company, severally and in the amounts set forth on Exhibit A hereto, senior convertible notes, warrants and preferred stock of the Company, all on the terms and conditions set forth herein; and

      WHEREAS, as a condition precedent to closing under this Agreement and to induce the Purchasers into entering into this Agreement, the Company and the Purchasers shall have entered into (i) a registration rights agreement (the "Registration Rights Agreement") in the form attached hereto as Exhibit B and
(ii) an investor rights agreement (the "Investor Rights Agreement") in the form attached hereto as Exhibit C.

      NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                                    SECTION 1

                                   Definitions

      1.1. Defined Terms. The following terms are defined as follows:

      "Affiliate" means, with respect to any Person, (i) any Person that holds direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of (x) voting securities or other voting interests representing at least 30% of the outstanding voting power of such Person or (y) equity securities or other equity interests representing at least 30% of the outstanding equity securities or equity interests in such Person, (ii) any brother, sister, parent, child or spouse of such Person or any Person described in clause (i), and (iii) any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such entity.

      "Allowed Debt" means Unsecured Indebtedness not to exceed One Million Dollars ($1,000,000) that shall rank pari passu with the Convertible Notes; provided, however, that Allowed Debt shall exclude any Indebtedness incurred by the Company pursuant to Section 10 of this Agreement.

      "Benefit Arrangement" means any benefit arrangement, obligation, custom, or practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, agents, or independent contractors (other than any obligation, arrangement, custom or practice that is an Employee Benefit Plan) including, without limitation, employment agreements, severance agreements, executive compensation arrangements, incentive programs or arrangements, sick leave, vacation pay, severance pay policies, stay or retention bonuses or compensation, plant closing benefits, salary continuation for disability, consulting, or other compensation arrangements, workers' compensation, retirement, deferred compensation, bonus, stock option or purchase, hospitalization, medical insurance, life insurance, tuition reimbursement or scholarship programs, employee discounts, meals, travel or vehicle allowances, any plans subject to
Section 125 of the Code, and any plans providing benefits or payments in the event of a change of control or change of effective control, change in ownership, or sale of a substantial portion (including all or substantially all) of the assets of any business or portion thereof, in each case with respect to any present or former employees, directors, or agents.

      "Code" means the Internal Revenue Code of 1986 (or any successor thereto), as amended from time to time.

      "Colleges of Food" means the Colleges of Food in Salinas, San Diego and San Francisco, California.

      "Common Stock" means the Common Stock, no par value, of the Company.

      "Company Benefit Arrangement" means any Benefit Arrangement sponsored or maintained by the Company or with respect to which the Company has or may have any liability (whether actual, contingent, with respect to any of its assets or otherwise) as of the Closing Date, in each case with respect to any present or former directors, employees, or agents of the Company.

      "Company Plan" means any Employee Benefit Plan for which the Company is the "plan sponsor" (as defined in Section 3(16)(B) of ERISA) or any Employee Benefit Plan maintained by the Company or to which the Company is obligated to make payments or has or may have any liability, in each case with respect to any present or former employees of the Company.

      "Consolidated Cash Interest Expense" means, for any period of determination, the interest expense of the Company for such period determined in accordance with GAAP, excluding any amounts not paid or not required (whether during or after such period) to be paid in cash. For purposes of the foregoing, interest expense shall be determined after giving effect to any net cash payments made or received by the Company with respect to rate protection agreements entered into as a hedge against interest rate exposure. Interest expense shall be calculated in accordance with GAAP as in effect and applied by the Company on the date of this Agreement and, accordingly, shall exclude the effects of any changes in GAAP or its application by the Company after the date hereof.

      "EBITDA" means, with respect to the Company for any period, the net income of the Company for such period, computed in accordance with GAAP, plus, to the extent deducted in computing such consolidated net income and without duplication, the sum of (a) income tax expense, (b) interest expense, (c) depreciation and amortization expense, and (d) extraordinary losses (including restructuring provisions) during such period minus, to the extent added in computing such consolidated net income and without duplication, extraordinary gains during such period. EBITDA shall be calculated in accordance with GAAP as in effect and applied by the Company on the date of this Agreement and, accordingly, shall exclude the effects of any changes in GAAP or its application by the Company after the date hereof.

      "EBITDA Coverage Ratio" means, on any date for the Company, the ratio of
(a) EBITDA for the four most recently completed fiscal quarters to (b) Consolidated Cash Interest Expense for the four most recently completed fiscal quarters.

      "Employee Benefit Plan" has the meaning given in Section 3(3) of ERISA, whether or not otherwise exempt from ERISA by that or another section.

      "Environmental Law" means any applicable foreign, federal, state or local statute, regulation, ordinance or rule of common law as now in effect in any way relating to the protection of human health and the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss.ss. 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. ss.ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. ss.ss. 6901 et seq.), the Clean Water Act (33 U.S.C. ss.ss. 1251 et seq.), the Clean Air Act (42 U.S.C. ss.ss. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. ss.ss. 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. ss.ss. 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. ss.ss. 651 et seq.), regulations promulgated pursuant to these statutes, and common law principles of tort liability.

      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulation or rule issued thereunder.

      "ERISA Affiliate" means any Person that together with the Company, would be or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA and any general partnership of which the Company is or has been a general partner.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "GAAP" means generally accepted accounting principles.

      "Hazardous Material" means any substance, material or waste that is regulated by the United States, the foreign jurisdictions in which the Company conducts business, or any applicable state or local governmental authority including, without limitation, petroleum and its by-products, asbestos, and any material or substance that is defined as a "hazardous waste," "hazardous substance," "hazardous material," "restricted hazardous waste," "industrial waste," "solid waste," "contaminant," "pollutant," "toxic waste" or "toxic substance" under any provision of Environmental Law.

      "Indebtedness" means, as to any Person, all items that would, in conformity with generally accepted accounting principles, be classified as liabilities or contingent liabilities of such Person, but in any event including without limitation (a) all obligations under leases that have been, or under generally accepted accounting principles are required to be, capitalized, (b) all indebtedness endorsed (other than for collection or deposit in the ordinary course of business) or discounted with recourse, and (c) all indebtedness in effect guaranteed, directly or indirectly, by such Person.

      "Knowledge" or derivations thereof means actual information known by the executive officers of the Company, after due inquiry, and, with respect to Sections 4.21 and 4.24, each person who conducts human resource and employee benefits management functions for the Company, whether or not an executive officer of the Company.

      "Lease" means any lease of any property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease on a consolidated balance sheet.

      "Lien" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

      "Material Adverse Effect" means (a) a material adverse effect upon the business, financial condition, property or results of operations of the Company and (b) a matter that has prevented or would reasonably be expected to prevent the consummation of the transactions contemplated by this Agreement by the Company; provided, however, that the term Material Adverse Effect shall not include general changes in (i) the educational services industry, (ii) economic conditions or (iii) the securities markets.

      "Multiemployer Plan" means any Employee Benefit Plan described in Section 3(37) of ERISA.

      "Permits" means any approvals, authorizations, consents, licenses, permits or certificates.

      "Person" means an individual, partnership, limited liability company, corporation, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

      "Qualified Plan" means any Employee Benefit Plan that meets, purports to meet, or is intended to meet the requirements of Section 401(a) of the Code.

      "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching into the indoor or outdoor environment, or into or out of any property;

      "Remedial Action" means all actions to (x) clean up, remove, treat or in any other way address any Hazardous Material; (y) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (z) perform pre-remedial studies and investigations or post-remedial monitoring and care.

      "School" means the California Culinary Academy located in San Francisco, California.

      "SEC" means the United States Securities and Exchange Commission.

      "Securities Act" means the Securities Act of 1933, as amended.

      "Series B Preferred Stock" means the Series B Preferred Stock, no par value, of the Company.

      "Subsidiaries" means each corporation in which the Company owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

      "Unsecured Indebtedness" means any unsecured indebtedness, contingent or otherwise, that is for borrowed money, or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding any balances that constitute accounts payable or trade payables and obligations under any Lease).

      "Warrant Shares" means the shares of Common Stock issued or issuable upon exercise of the Warrants.

      "Welfare Plan" means any Employee Benefit Plan described in Section 3(1) of ERISA.

      1.2. Other Defined Terms. The following terms shall have the meanings assigned to them in the identified Sections of this Agreement.

      "Agreement" as defined in the recitals to this Agreement.

      "Balance Sheet Date" as defined in Section 4.17.

      "Change of Control" as defined in Section 11.1(g).

      "Closing" as defined in Section 3.1.

      "Closing Date" as defined in Section 3.1.

      "Company" as defined in the recitals to this Agreement.

      "Company Property" as defined in Section 3.14.

      "Company Put Option" as defined in Section 10.1.

      "Company SEC Reports" as defined in Section 4.17.

      "Convertible Notes" as defined in Section 2.1(a).

      "Event of Default" as defined in Section 11.1.

      "Indemnified Party" as defined in Section 12.13(a).

      "Indemnifying Party" as defined in Section 12.13(c).

      "Intellectual Property" as defined in Section 4.9.

      "IRS" as defined in Section 4.21(b)(i).

      "Leased Properties" as defined in Section 4.14.

      "Loss" as defined in Section 12.13(a).

      "New Orleans Project" as defined in Section 6.7.

      "Owned Properties" as defined in Section 4.14.

      "Personal Property Leases" as defined in Section 4.15.

      "Preferred Stock" as defined in Section 4.2.

      "Purchaser Rights Agreement" as defined in the recitals to this Agreement.

      "Purchasers" as defined in the recitals to this Agreement.

      "Real Property Leases" as defined in Section 4.14.

      "Registration Rights Agreement" as defined in the recitals to this Agreement.

      "Transaction Documents" as defined in Section 4.5.

      "Warrants" as defined in Section 2.2.

      1.3. Other Definitional Provisions. Any additional capitalized terms shall have the meanings assigned to them in the text of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural and vice versa.

                                    SECTION 2

               Authorization and Sale of the Company's Securities

      2.1. Authorization and Certain Terms of the Convertible Notes At Closing, the Company will have authorized the issuance and sale to the Purchasers of convertible notes substantially in the form attached hereto as Exhibit D (the "Convertible Notes") in the aggregate original principal amount of Seven Million Dollars ($7,000,000). The terms of the Convertible Notes shall be as set forth in the form of Convertible Note attached hereto as Exhibit D and shall be repayable at the times and under the terms and conditions specified herein and therein.

      2.2. Authorization and Certain Terms of the Warrants At Closing, the Company will have authorized the issuance and sale to the Purchasers of warrants, substantially in the form of Exhibit E hereto (the "Warrants"), which in the aggregate entitle the Purchasers to acquire Two Hundred Fifty Thousand (250,000) shares of the Company's Common Stock. The Company has reserved a sufficient number of shares of Common Stock for issuance upon exercise of the Warrants. The Warrants shall have the rights, preferences, privileges and restrictions set forth in the Warrant Certificate attached hereto as Exhibit E.

      2.3. Authorization of the Preferred Stock. At Closing, the Company will have authorized the issuance and sale to Cahill Warnock Strategic Partners Fund, L.P., a Delaware limited Partnership ("Cahill Warnock"), of one share of preferred stock, without par value ("Series B Preferred Stock"), which has the rights, privileges and preferences as set forth in the Certificate of Determination attached hereto as Exhibit F.

      2.4. Sale and Purchase of the Convertible Notes. In reliance on the representations and warranties of the Company and the Purchasers contained herein and subject to the terms and conditions hereof, at the Closing, the Purchasers agree to purchase from the Company, severally and not jointly, in the amounts set forth opposite each Purchaser's name on Exhibit A hereto, and the Company agrees to sell to the Purchasers, Convertible Notes with an aggregate original principal amount of Seven Million Dollars ($7,000,000). The aggregate purchase price for the Convertible Notes shall be Seven Million Dollars ($7,000,000), which shall be paid at the Closing by wire transfer to an account designated in writing by the Company against delivery of Convertible Notes registered in the names of the Purchasers or their respective nominees.

      2.5. Sale and Purchase of the Warrants. As additional consideration for purchasing the Convertible Notes, the Company agrees to issue to each Purchaser at the Closing a Warrant to purchase the number of shares of Common Stock set forth on Exhibit A hereto, which in the aggregate entitle the Purchasers to acquire Two Hundred Fifty Thousand (250,000) shares of the Company's Common Stock.

      2.6. Sale and Purchase of the Series B Preferred Stock. In reliance on the representations and warranties of the Company and the Purchasers contained herein and subject to the terms and conditions hereof, at the Closing, Cahill Warnock agrees to purchase from the Company, and the Company agrees to sell to Cahill Warnock one share of Series B Preferred Stock in consideration of the payment of One Dollar ($1.00) by Cahill Warnock to the Company.

                                    SECTION 3

                             Closing Date; Delivery

      3.1. Closing Date. The closing of the purchase and sale of the Convertible Notes, Warrants and Preferred Stock (the "Closing") shall be held at the Company's offices, or such other place as the Purchasers and the Company shall mutually agree, upon satisfaction of the conditions to closing set forth in Sections 6 and 7, and shall occur on or before the third (3rd) business day following satisfaction of the conditions to Closing set forth in Sections 6 and 7, but in no event shall Closing occur later than June 30, 1999 (the date of the Closing being referred to herein as the "Closing Date").

      3.2. Delivery. At the Closing, the Company shall deliver to each Purchaser certificates evidencing the Convertible Notes and Warrants being purchased by it registered in such Purchaser's name against delivery to the Company of payment in an amount equal to the aggregate principal amount of the Convertible Notes and Warrants being purchased by such Purchaser in U.S. dollars by wire transfer to an account designated by the Company. The Company shall deliver to Cahill Warnock a certificate evidencing the Preferred Stock against delivery to the Company of payments in an amount equal to the purchase price of $1.00. The parties shall also deliver the other documents, certificates and instruments required under this Agreement.

                                    SECTION 4

                  Representations and Warranties of the Company

      The Company hereby represents and warrants to the Purchasers as follows:

      4.1. Organization, Good Standing and Qualification. The Company (i) is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business, (iii) is duly qualified to transact business and is in good standing in all jurisdictions where its ownership, lease or operation of property or the conduct of its business requires such qualification. The Company has the corporate power and authority and is in possession of all material franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders to (i) own, lease and operate its properties and to carry on its business as now being conducted, and (ii) execute and deliver this Agreement and the documents and instruments contemplated hereby and to consummate the transactions contemplated hereby, except where the failure to be so qualified or licensed is not reasonably likely to have a Material Adverse Effect.

      4.2. Capitalization.

            (1) The authorized capital stock of the Company consists of 25,000,000 shares, of which 20,000,000 shares are common stock, without par value ("Common Stock"). As of the date hereof, there are 3,815,431 shares of Common Stock issued and outstanding. As of the date hereof, no shares of Common Stock are held in treasury. As of the date hereof, there are, or at Closing there will be, authorized 5,000,000 shares of Preferred Stock, without par value (the "Preferred Stock"), of which (a) 700,000 shares are designated as Series A Preferred Stock, 0 shares of which are issued and outstanding and (b) 1 share is designated as Series B Preferred Stock. Except as set forth above, there are no shares of capital stock of the Company authorized or, as of the date hereof, issued or outstanding. The issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable (specifically including shares issued for promissory notes), and have been issued in compliance with the registration requirements (or applicable exemptions therefrom) of all applicable state and federal laws concerning the issuance of securities.

            (2) Except as listed on Schedule 4.2, there are outstanding (a) no securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, (b) no options, warrants or other rights to acquire from the Company (including any rights issuable or issued under any shareholder rights plan or similar arrangement), and no obligations, contingent or otherwise, of the Company to issue any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, (c) no equity equivalent in the earnings or ownership of the Company or any similar rights to share earnings or ownership and (d) no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of its securities or to make any investment (by loan, capital contribution or otherwise) in any entity or Person. Except as set forth on Schedule 4.2, the Company has no employee stock purchase plans, stock option plans or other form of company benefit plan which provides for the issuance, exchange or distribution of capital stock. All outstanding options, rights and warrants have been duly and validly issued and are in full force and effect. All shares of capital stock subject to issuance upon exercise of any options, rights or warrants or otherwise, upon issuance pursuant to the instruments under which they are issuable, shall be duly authorized, validly issued, fully paid and non-assessable and free of all preemptive rights. No outstanding options, warrants or other securities exercisable for or convertible into shares of capital stock of the Company require anti-dilution adjustments by reason of the consummation of the transactions contemplated hereby.

            (3) The Company has reserved for issuance up to 1,166,667 shares of Common Stock upon conversion of the Convertible Notes and 250,000 shares of Common Stock upon exercise of the Warrants.

            (4) The Company has reserved for issuance to Legg Mason Wood Walker, Inc. up to 150,000 shares of Common Stock issuable upon exercise of warrants to be issued to such firm by the Company.

      4.3. Subsidiaries. Except as set forth on Schedule 4.3, the Company neither has nor has ever had any Subsidiary.

      4.4. Partnerships, Joint Ventures. Schedule 4.4 sets forth a complete and accurate list of all partnerships, limited partnerships, limited liability companies or joint ventures of any kind in which the Company holds any interests, showing the date of such entity's incorporation. organization or formation, as the case may be, the jurisdiction of its incorporation, organization or formation, as the case may be, the number of shares of its authorized capital stock or other equity interests, the number and class of shares or other equity interests thereof duly issued and outstanding, the names of all shareholders (or other equity interest holders) of such entity and the number and percentage of the outstanding shares or interests of each such class owned, directly or indirectly, by all such shareholders, including the Company. Such capital stock of, or other ownership interests in, each entity as set forth in Schedule 4.4 is owned by the Company, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including restrictions on the right to vote).

      4.5. Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each agreement, document or instrument adopted, entered into or delivered by it as contemplated herewith (the "Transaction Documents") and to perform its obligations hereunder and thereunder. The execution, delivery and performance of the Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate, including shareholder (if required), action on the part of the Company. Each Transaction Document to which the Company is a party has been duly and validly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

      4.6. Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of the Company is required in connection with the valid execution and delivery by the Company of the Transaction Documents to which it is a party, or the consummation by the Company of the transactions contemplated by the Transaction Documents to which it is a party, except for (i) filings pursuant to federal or state securities laws, (ii) the filing of registration statements with the SEC and any applicable state securities commission, (iii) any filings required pursuant to the Hart-Scott-Rodino Antitrust Act upon exercise of the Warrants and (iii) those which, if not obtained, would not reasonably be expected to have a Material Adverse Effect.

      4.7. Conformity with Law; Absence of Litigation. The Company has not violated any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it which would be reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 4.7, there are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company, or any properties or rights of the Company, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, other than those which would not reasonably be expected to have a Material Adverse Effect.

      4.8. Insurance. Schedule 4.8 sets forth a complete and accurate list of all material policies of insurance covering the Company, and any of its respective employees, properties or assets, including, without limitation, policies of life, disability, fire, theft, workers compensation, employee fidelity and other casualty and liability insurance. All such policies are in full force and effect and are of a nature and provide such coverage as is sufficient and as is customarily carried by companies of the size and character of the Company. The Company is not in default in any respect of any policies of insurance other than those which would not reasonably be expected to have a Material Adverse Effect. To the Company's Knowledge, the Company has not been refused insurance or had any policy of insurance terminated (other than at its request).

      4.9. Patents and Trademarks. The Company has sufficient title and ownership of (or rights under license agreements to use) all patents, trademarks, service marks, trade names, copyrights, trade secrets, proprietary rights and processes ("Intellectual Property") necessary for its business. Except as set forth on Schedule 4.9, there are no outstanding options, licenses or agreements of any kind relating to the Intellectual Property, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other Person. A list of all material patents, patent applications, registered trademarks, trademark applications, registered copyrights and copyright applications owned by the Company is set forth on Schedule 4.9. Within the past five years, the Company has not received any communications alleging that the Company has violated or, by conducting its business as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets, proprietary rights and processes of any other Person, nor does the Company have Knowledge of any such violations.

      4.10. Compliance with Other Instruments and Legal Requirements

            (1) The Company is not in violation or default of any provisions of its articles of incorporation, by-laws, or comparable organizational documents. The Company is not in violation or default in any respect under any provision, instrument, judgment, order, writ, decree, contract or agreement to which it is a party or by which it is bound or of any provision of any federal, state or local statute, rule or regulation applicable to it (including, without limitation, any law, rule or regulation relating to protection of the environment and the maintenance of safe and sanitary premises) in any such case that would reasonably be expected to have a Material Adverse Effect. Subject to approval by the shareholders of the Company of the issuance of the Convertible Notes, Warrants and Series B Preferred Stock as required by NASDAQ and except as set forth on Schedule 4.10 (the "Company Required Consents"), the execution, delivery and performance by the Company of each Transaction Document and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time or giving of notice, either a default under or give rise to any obligations under, the articles of incorporation or by-laws of the Company, or any note, bond, mortgage, indenture, lease, license, permit, contract, agreement or other instrument or obligation, decree or order to which the Company is a party or by which the Company or its properties or assets is or may be bound, or to the Knowledge of the Company violate any law, order, rule or regulation applicable to the Company, and does not require any consent, waiver or approval thereunder, or constitute an event that results in the creation of any Lien upon any assets of the Company, except where such violation, conflict or default would not reasonably be expected to have a Material Adverse Effect.

            (2) The Company has all Permits of all governmental entities required to conduct its business as currently conducted, except where failure to have such Permits would not reasonably be expected to have a Material Adverse Effect.

            (3) The transactions contemplated by this Agreement and the Transaction Documents will not constitute a change of control under any Employee Benefit Plan, rights plan, contract or agreement to which it is a party.

      4.11. Material Agreements; Action. Except as set forth on Schedule 4.11, there are no material contracts, agreements, commitments, understandings or proposed transactions, whether written or oral, to which the Company is a party or by which it is bound that involve or relate to: (i) any of its respective officers, directors, shareholders (or other equity interest holder) or partners or any Affiliate thereof; (ii) the sale of any of the assets of the Company other than in the ordinary course of business; (iii) covenants of the Company not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with the Company in any line of business or in any geographical area; (iv) the acquisition by the Company of any operating business or the capital stock of any other Person; (v) the borrowing of money of more than $100,000 in the aggregate; (vi) the expenditure of more than $100,000 in the aggregate or the performance by the Company extending for a period more of than one year from the date hereof, other than in the ordinary course of business, or (vii) the license of any Intellectual Property or other material proprietary right to or from the Company. There have been made available to the Purchasers and its representatives true and complete copies of all such agreements. To the Company's Knowledge, all such agreements are in full force and effect and are the legal, valid and binding obligation of the Company, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). The Company is not in default under any such agreements nor, to the Knowledge of the Company, is any other party to any such agreements in default thereunder in any material respect.

      4.12. Registration Rights. Except as set forth in the Registration Rights Agreement and except as set forth on Schedule 4.12, the Company has not granted or agreed to grant any registration rights, including piggyback registration rights, to any Person.

      4.13. Corporate Documents. True and correct copies of the articles of incorporation and the by-laws of the Company, as amended and as are currently in effect, have been made available to the Purchasers.

      4.14. Real Property.

            (1) Schedule 4.14(a) sets forth a complete list of all real property and interests in real property owned (the "Owned Properties") or leased (the "Leased Properties") by the Company as lessee or lessor (the Leased Properties together with the Owned Properties, being referred to herein individually as a "Company Property" and collectively as the "Company Properties"). The Company Properties constitute all interests in real property currently used or currently held for use in connection with the businesses of the Company and which are necessary for the continued operation of the businesses of the Company as such businesses are currently conducted. To the Company's Knowledge, the Company has a valid and enforceable leasehold interest under each of the leases for Leased Property (the "Real Property Leases"), and the Company has not received any written notice of any default or event which, with notice or lapse of time, or both, would constitute a default by the Company under any of the Real Property Leases, other than those which would not reasonably be expected to have a Material Adverse Effect. To the Company's Knowledge, all of the Company Properties, including any material buildings, fixtures and improvements thereon, are in good operating condition and repair (subject to normal wear and tear). The Company has delivered or otherwise made available to the Purchasers true, correct and complete copies of the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

            (2) Except as set forth in Schedule 4.14(b), the Company has all certificates of occupancy and Permits of any governmental body necessary or useful for the current use and operation of each Company Property, and the Company has fully complied with all conditions of the Permits applicable to them. No default or violation, or event which, with the lapse of time or giving of notice or both would become a default or violation, has occurred in the due observance of any such Permit, other than those which would not reasonably be expected to have a Material Adverse Effect.

            (3) There does not exist any actual, or to the Knowledge of the Company, threatened or contemplated, condemnation or eminent domain proceedings that affect any material Company Property, and the Company has not received any notice, oral or written, of the intention of any governmental body or other Person to take or use all or any part thereof, other than those which would not reasonably be expected to have a Material Adverse Effect.

            (4) The Company has not received any written notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

            (5) Except as set forth in Schedule 4.14(e), the Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

      4.15. Tangible Personal Property.

            (1) Schedule 4.15(a) sets forth all leases of tangible personal property ("Personal Property Leases") involving annual payments in excess of $50,000 relating to tangible personal property used in the business of the Company or to which the Company is a party or by which the properties or assets of the Company is bound. The Company has delivered or otherwise made available to the Purchasers true, correct and complete copies of the Personal Property Leases, together with all amendments, modifications or supplements, if any, thereto.

            (2) To the Company's Knowledge, the Company has a valid leasehold interest under each of the Personal Property Leases under which it is a lessee, and there is no default under any Personal Property Lease by the Company, by any other party thereto, and no event has occurred which, with the lapse of time or the giving of notice or both would constitute a default thereunder, other than those which would not reasonably be expected to have a Material Adverse Effect.

            (3) Except as set forth on Schedule 4.15(c), the Company has good and marketable title to all of the items of tangible personal property reflected in the balance sheets for the fiscal year ended June 30, 1998, which are contained in the Company SEC Reports referred to in Section 4.17, (except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice), free and clear of any and all Liens. All such items of tangible personal property that, individually or in the aggregate, are material to the operation of the business of the Company are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes currently used.

            (4) All of the items of tangible personal property used by the Company under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes currently used.

      4.16. Environmental Matters.

            Except as set forth on Schedule 4.16:

            (1) The operations of the Company are in material compliance with all applicable Environmental Laws and all Permits issued pursuant to Environmental Laws or otherwise, except where failure to comply would not reasonably be expected to have a Material Adverse Effect;

            (2) To its Knowledge, the Company has obtained all Permits required under all applicable Environmental Laws necessary to operate its business, except where failure to comply would not reasonably be expected to have a Material Adverse Effect;

            (3) To its Knowledge, the Company is not the subject of any outstanding written order, agreement or arrangement with any governmental authority or Person respecting (i) Environmental Laws, (ii) Remedial Action or
(iii) any Release or threatened Release of a Hazardous Material;

            (4) The Company has not received any written communication alleging that the Company may be in violation of any Environmental Law, or any Permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law;

            (5) At Closing, the Company does not have any current contingent liability in connection with any Release of any Hazardous Materials into the indoor or outdoor environment (whether on-site or off-site) and has no reason to believe that such contingent liability exists, except where such contingent liability would not reasonably be expected to have a Material Adverse Effect;

            (6) The Company has no Knowledge of any investigations of the business, operations, or currently or previously owned, operated or leased property of the Company pending or, to its Knowledge, threatened which would reasonably be expected to have a Material Adverse Effect;

            (7) There is not located at any of the Owned Properties, or to the Knowledge of the Company, at any of the Leased Properties any (i) underground storage tanks, (ii) asbestos-containing material, (iii) equipment containing polychlorinated biphenyls, (iv) Hazardous Materials located at any Company Property (other than for Hazardous Materials used or stored by the Company in the ordinary course of business and in material compliance with applicable Environmental Laws and Permits); and

            (8) The Company has provided to the Purchasers all environmentally related audits, studies, reports, analyses and results of investigations, if any, that have, to the Company's Knowledge, been performed within the past five years with respect to the currently or previously owned, leased or operated properties of the Company.

      4.17. Company SEC Reports and Financial Statements.

            (1) The Company has made available to Purchasers true and complete copies of all periodic reports, statements and other documents that the Company has filed with the SEC since January 1, 1996 (collectively, the "Company SEC Reports"), each in the form (including exhibits and any amendments thereto) required to be filed with the SEC. As of their respective dates, each of the Company's SEC Reports (i) complied in all respects with all applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated thereunder, respectively, (ii) were filed in a timely manner, and (iii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (2) The audited consolidated financial statements of the Company (including any related notes and schedules thereto) included in its Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998 (the "Balance Sheet Date"), are accurate and complete and present fairly, in conformity with GAAP applied on a consistent basis throughout the periods involved (except as may be noted therein), and in conformity with the SEC's Regulation S-X, the consolidated financial position of the Company as of the Balance Sheet Date and the consolidated results of operations and changes in financial position for the period then ended.

      4.18. Accreditation and State Licensure/Approval

            (1) Schedule 4.18 contains a complete and accurate statement of the accreditation granted to the School, the date that accreditation was last granted, and the current term of accreditation. To the Company's Knowledge, no School or educational and training programs is on probation or warning, have been directed to show cause why accreditation should not be revoked, or are subject to an action by an accrediting agency to withdraw or deny accreditation. To the Company's Knowledge, there are no facts, circumstances, or omissions concerning the School that could lead to such actions by an accrediting agency.

            (2) Except as set forth on Schedule 4.18, the Company and the School have complied with all stipulations, conditions and other requirements imposed by the School's accrediting agencies at the time of, or since, the last grant of accreditation, including but not limited to the timely filing of all required reports and responses, except where noncompliance would not reasonably be expected to have a Material Adverse Effect.

            (3) The School has secured all requisite approvals from its accrediting agencies for the educational and training programs currently offered at the School, except as set forth in Schedule 4.18 or where the failure to obtain such approvals would not reasonably be expected to have a Material Adverse Effect.

            (4) Except as set forth in Schedule 4.18, the Company and the School have secured and the Colleges of Food are in the process of securing, all requisite licenses to operate in the states in which they are located and all requisite approvals from such states for the educational and training programs currently offered, except where such failure would not reasonably be expected to have a Material Adverse Effect.

            (5) Except as set forth in Schedule 4.18, the Colleges of Food have not sought, and are not required to obtain, accreditation from any of the School's accrediting agencies. No students enrolled at the Colleges of Food receive funds from programs authorized by Title IV of the Higher Education Act of 1965, as amended, otherwise receive benefits due to the accredited status of the School or are recruited by the Colleges of Food using the name or accredited status of the School.

            (6) The Company and the School have filed an application for renewal of accreditation with the Accrediting Commission of Career Schools and Colleges of Technology ("ACCSCT") and all information and documentation filed with ACCSCT as part of the renewal of accreditation process was timely filed and when filed was accurate and complete in all material respects.

      4.19. U.S. Department of Educational Certification and Eligibility.

            (1) Schedule 4.19 contains a complete and accurate statement of the U.S. Department of Education certification and eligibility status for the School, including the date that certification was last granted and the current term of certification. The School is certified by the U.S. Department of Education to participate in the programs authorized by Title IV of the Higher Education Act of 1965, as amended. The School is not subject to any limitation, suspension or termination proceedings, or subject to any other action or proceeding by the U.S. Department of Education that could result in the loss of certification or eligibility or a material liability or fine. To the Knowledge of the Company, there are no facts, circumstances, or omissions concerning the School, including, but not limited to, changes in the School's ownership that resulted in a change of control, that could lead to such an action by the U.S. Department of Education, except as set forth in Schedule 4.19 or where such facts, circumstances or omissions would not reasonably be expected to have a Material Adverse Effect.

            (2) The School is in compliance with all rules, regulations and requirements established by the U.S. Department of Education pertaining to each School's eligibility to participate in the programs authorized by Title IV of the Higher Education Act of 1965, as amended, and other federal student financial aid funding programs set forth at 34 C.F.R. ss.ss. 600 et seq, except as set forth on Schedule 4.19 or where noncompliance would not reasonably be expected to have a Material Adverse Effect. The Company is not aware of any facts, circumstances, or omissions concerning the School that might result in a finding of non-compliance with regard to such rules, regulations and requirements, except where such facts, circumstances or omissions would not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, the Company also represents that, except where noncompliance would not reasonably be expected to have a Material Adverse Effect:

                  (1) The School satisfies the standards of financial responsibility and administrative capability, as established by the U.S. Department of Education and as set forth at 34 C.F.R. ss.ss. 668.15-668.16 and 34 C.F.R. ss.ss. 668.171-175, and each program offered by the School is an eligible program in accordance with the requirements of 34 C.F.R. ss. 668.8.

                  (2) For all periods through the fiscal year ended June 30, 1998, the School received no greater than eighty-five percent (85%) of its revenues from programs authorized by Title IV of the Higher Education Act of 1965, as amended, or other federal student financial aid funds; commencing July 1, 1998, the School receives no greater than ninety percent (90%) of its revenues from such programs; and further the School satisfies the requirements regarding tuition revenue established by the Department of Education as set forth at 34 C.F.R. ss. 600.5. Schedule 4.19 contains a correct statement of the School's percentage of revenue from such federal funding sources.

                  (3) The final cohort default rates published by the U.S. Department of Education for fiscal years 1992 through 1996 for the School are listed in Schedule 4.19.

                  (4) The School has established a default reduction plan and submitted such plans to the U.S. Department of Education in accordance with 34 C.F.R. ss. 674.6.

                  (5) The School disburses federal Pell Grant payments in accordance with procedures that comply with 34 C.F.R. ss. 690.63.

            (3) U.S. Department of Education program reviews and compliance audits conducted at the School since 1992 would not reasonably be expected to have a Material Adverse Effect nor has any program review or compliance audit resulted in the imposition of any material liability, financial or otherwise, affecting the School. The School has complied with all the findings and conditions arising from the program reviews and compliance audits, except where noncompliance would not reasonably be expected to have a Material Adverse Effect. To the extent that any program review or audit remains pending or unresolved, there are no issues or findings of non-compliance which, to the Knowledge of the School, could result in the loss of certification or eligibility or a material liability or fine.

            (4) The Company and the School have filed an application for its recertification as an eligible institution of higher education to participate in the programs authorized by Title IV of the Higher Education Act of 1965, as amended, with the U.S. Department of Education and all information and documentation filed with the U.S. Department of Education as part of the process of obtaining recertification of eligibility to participate in such programs was timely filed and when filed was accurate and complete in all material respects.

      4.20. Changes. Except as set forth on Schedule 4.20, since December 31, 1998, there has not been:

            (1) any change, by itself or together with other changes, that has had a Material Adverse Effect, or would be reasonably likely to have a Material Adverse Effect, including changes in the ordinary course of business;

            (2) any material damage, destruction or loss to any Company Property, whether or not covered by insurance;

            (3) any knowing waiver by the Company of a valuable right or of a debt owed to it outside of the ordinary course of business;

            (4) any satisfaction or discharge of any Lien or prepayment of any obligation by the Company, other than in the ordinary course of business;

            (5) any change or amendment to a contract or arrangement by which the Company or any of its respective assets or properties is bound or subject;

            (6) other than in the ordinary course of business, any material increase in excess of $35,000 annually in any compensation arrangement or agreement with any employee of the Company receiving compensation; and

            (7) the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock or equity interests, (ii) incurred any Indebtedness for money borrowed in excess of $50,000, excluding trade payables incurred in the ordinary course of business, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses not exceeding $50,000, or (iv) sold, exchanged or otherwise disposed of any of its assets or rights for consideration in excess of $50,000 in any one transaction or series of related transactions other than in the ordinary course of business.

      4.21. Employee Benefit Plans.

            (1) Schedule 4.21(a) contains a complete and accurate list of all Company Plans and Company Benefit Arrangements. Schedule 4.21(a) specifically identifies all Company Plans (if any) that are Qualified Plans.

            (2) With respect, as applicable, to Employee Benefit Plans and Benefit Arrangements:

                  (1) true, correct, and complete copies of all of the following documents with respect to each Company Plan and Company Benefit Arrangement, to the extent applicable, have been delivered to the
      Purchasers: (A) all documents constituting the Company Plans and Company Benefit Arrangements and formal and informal amendments thereto; (B) the two most recent Forms 5500 or 5500 C/R and any financial statements attached thereto; (C) the most recent Internal Revenue Service (the "IRS") determination letter and the latest IRS determination letter that covered the qualification of the entire Company Plan (if different); (D) the most recent summary plan descriptions, summaries of material modifications, and any prospectuses that describe a Company Benefit Plan or Company Benefit Arrangement ; (E) the most recent written descriptions of all non-written agreements relating to any such plan or arrangement (if such documents or writings exist), (F) all notices that were given to the Company within the three years preceding the date of this Agreement by the IRS, Department of Labor, or any other governmental agency or entity with respect to any plan or arrangement (excluding extension notices); and (H) employee manuals or handbooks containing personnel or employee relations policies;

                  (2) the only Qualified Plan the Company has ever maintained or contributed to is the Company 401(k) Plan. The Company 401(k) Plan has a current determination letter that it qualifies under Section 401(a) of the Code, and that any trusts maintained under that plan are exempt from federal income taxation under Section 501 of the Code. Nothing has occurred with respect to the design or operation of the 401(k) Plan that would be likely to cause the loss of such qualification or exemption or the imposition of any liability, lien, penalty, or tax under ERISA or the Code;

                  (3) the Company has never sponsored or maintained, had any obligation to sponsor or maintain, or had any liability (whether actual or contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan subject to Section 302 of ERISA or Section 412 of the Code or Title IV of ERISA (including any Multiemployer Plan), and the Company has no liability (whether actual or contingent, with respect to its assets or otherwise) with respect to any such plans maintained by any of its predecessors;

                  (4) to the Company's Knowledge, each Company Plan and each Company Benefit Arrangement has been operated in material compliance with its constituent documents and with all applicable provisions of the Code, ERISA and other laws, including federal and state securities laws, including specifically the inclusion of Company Common Stock;

                  (5) to the Company's Knowledge, there are no pending claims (other than routine benefit claims) or lawsuits that have been asserted or instituted by, against, or relating to, any Company Plans or Company Benefit Arrangements, nor is there any basis for any such claim or lawsuit. No Company Plans or Company Benefit Arrangements are, to the Company's Knowledge, presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other Governmental Authority, and no matters are pending with respect to any Company Plan under the IRS's Employee Plans Compliance Resolutions System or any successor or predecessor program;

                  (6) no Company Plan or Company Benefit Arrangement contains any provision or is subject to any law that would prohibit the transactions contemplated by this Agreement or that would give rise to any acceleration or vesting of benefits, severance, termination, or other payments or liabilities as a result of the transactions contemplated by this Agreement;

                  (7) with respect to each Company Plan, there has occurred no non-exempt "prohibited transaction" (within the meaning of Section 4975 of the Code) or transaction prohibited by Section 406 of ERISA or breach of any fiduciary duty described in Section 404 of ERISA that would, if successful, result in any material liability for the Company or any officer, director, or employee of the Company;

                  (8) to the Company's Knowledge, all reporting, disclosure, and notice requirements of ERISA and the Code have been materially satisfied with respect to each Company Plan and each Company Benefit Arrangement;

                  (9) payment has been made of all amounts that the Company is required to pay as contributions to the Company Benefit Plans as of the last day of the most recent fiscal year of each of the plans ended before the date of this Agreement; all benefits accrued under any unfunded Company Plan or Company Benefit Arrangement will have been paid, accrued, or otherwise adequately reserved in accordance with GAAP as of the Balance Sheet Date; and all monies withheld from employee paychecks with respect to Company Plans have been transferred to the appropriate plan within the time applicable regulations specify;

                  (10) except as disclosed on Schedule 4.21(b)(x), the Company has not prepaid or prefunded any Welfare Plan through a trust, reserve, premium stabilization, or similar account, nor does it provide benefits through a voluntary employee beneficiary association as defined in Section 501(c)(9);

                  (11) no statement, either written or oral, has been made by the Company to any Person with regard to any Company Plan or Company Benefit Arrangement that was not in accordance with the Company Plan or Company Benefit Arrangement and that would result in a Material Adverse Effect;

                  (xiii) the Company has no liability (whether actual, contingent, with respect to any of its assets or otherwise) with respect to any Employee Benefit Plan or Benefit Arrangement that is not a Company Plan or Company Benefit Arrangement or with respect to any Employee Benefit Plan sponsored or maintained (or that has been or should have been sponsored or maintained) by any ERISA Affiliate;

                  (12) all group health plans of the Company and its ERISA Affiliates have been operated in material compliance with the requirements of Sections 4980B (and its predecessor) and 5000 of the Code and the Health Insurance Portability and Accountability Act; the Company has no liability under or with respect to COBRA or the equivalent provisions of ERISA, whether for its own actions or omissions or those of its predecessors; no employee or former employee of the Company or beneficiary of any such employee or former employee is, by reason of such employee's or former employee's employment, entitled to receive any benefits, including, without limitation, death or medical benefits (whether or not insured) beyond retirement or other termination of employment as described in Statement of Financial Accounting Standards No. 106, other than under COBRA or other applicable law.

            (3) Schedule 4.21(c) hereto sets forth an accurate list, as of the date hereof, of all officers, directors, and key employees of the Company and lists all employment agreements with such officers, directors, and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus, and other compensation respectively) of each such Person as of (a) June 30, 1998 and (b) the date hereof.

            (4) Except as set forth in Schedule 4.21(d), the Company has not declared or paid any bonus compensation in contemplation of the transactions contemplated by this Agreement.

      4.22. Taxes. All federal, state and local and foreign tax returns, reports and statements required to be filed by the Company have been filed or have been caused to be filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed and all such returns, reports and statements are true, complete and correct in all respects, except where such failure to file or inaccuracy would not reasonably be expected to have a Material Adverse Effect. All taxes, charges and other impositions due and payable by the Company have been paid in full on a timely basis except where adequate reserves therefor have been established on the books and records of the Company in accordance with GAAP or where such failure would not reasonably be expected to have a Material Adverse Effect. The provision for taxes of the Company is sufficient for all unpaid taxes, charges and other impositions of any nature due or accrued as of the date thereof, whether or not assessed or disputed, except where such provision would not reasonably be expected to have a Material Adverse Effect. Proper and accurate amounts have been withheld by the Company from its employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental agencies, except where such failure to withhold or make such payments would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.22, the Company has not received notice of any audit or of any proposed deficiencies from any governmental authority, and no controversy with respect to taxes of any type is pending or to its Knowledge threatened, except where such notice, audit or controversy would not reasonably be expected to have a Material Adverse Effect. Except for routine filing extensions granted as a matter of right under applicable law, the Company has not executed or filed with the IRS or any other governmental authority any agreement or other document extending the period of assessment or collection of any taxes, charges or other impositions. The Company has not agreed and is not required to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except where such adjustment would not reasonably be expected to have a Material Adverse Effect. Further, the Company has no obligation under any tax-sharing agreement.

      4.23. Qualified Small Business. The Company is a "qualified small business" within the meaning of Section 1202(d) of the Code.

      4.24. Labor and Employment Matters. With respect to employees of and service providers to the Company: (a) the Company complies and has complied in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation any such Laws respecting employment discrimination, workers' compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and no claims or investigations are pending or, to the Company's Knowledge, threatened with respect to such laws, either by private individuals or by governmental agencies;
(b) the Company is not engaging and has not engaged in any unfair labor practice, and there is not now, nor within the past three years has there been, any unfair labor practice complaint against the Company pending or, to the Company's Knowledge, threatened, before the National Labor Relations Board or any other comparable authority; (c) no labor union represents or has ever represented the Company's employees and no collective bargaining agreement is or had been binding against the Company, nor is any agreement under negotiation. No grievance or arbitration proceeding arising out of or under collective bargaining agreements or employment relationships is pending, and no claims therefor exist or have, to the Company's Knowledge, been threatened; (d) no labor strike, lock-out, slowdown, or work stoppage is or has ever been pending or threatened against or directly affecting the Company; and (e) all persons who are or were performing services for the Company and are or were classified as independent contractors do or did satisfy and have satisfied the requirements of law to be so classified, and the Company has fully and accurately reported its compensation on IRS Forms 1099 when required to do so.

      4.25. No Pending Transactions. Except for the transactions contemplated by this Agreement, neither the Company nor any Subsidiary is a party to or bound by or the subject of any agreement, undertaking or commitment with any Person that could result in (i) the sale, merger, consolidation or recapitalization of the Company or any Subsidiary, (ii) the sale of all or substantially all of the assets of the Company or any Subsidiary, or (iii) a change of control of more than five percent of the outstanding capital stock of the Company or any Subsidiary.

      4.26. Litigation. Except as set forth on Schedule 4.26, there is no action, suit or proceeding, or governmental inquiry or investigation, pending, or, to the Company's Knowledge, any basis therefor or threat thereof, against the Company that would reasonably be expected to have a Material Adverse Effect. Moreover, there is no investigation by any governmental agency pending or threatened against the Company which could result in any such suit, action or other proceeding.

      4.27. Indebtedness. The Company has no Indebtedness of any type except as set forth on Schedule 4.27 and Indebtedness with the Purchasers pursuant to this Agreement. Upon consummation of the transactions hereunder, except as set forth on Schedule 4.27 and except for the Allowed Debt, the Convertible Notes will rank senior in all respects to Unsecured Indebtedness.

      4.28. Year 2000. To the Company's Knowledge, the Company will not suffer any material impairment as a result of the Company's inability or difficulty in processing date information accurately before, on or after January 1, 2000, including leap years ("Year 2000 Compliant"), or can be made Year 2000 Compliant through systems or programming modifications or replacements for an amount that, in the aggregate, will not have a Material Adverse Effect.

      4.29. Disclosure. All Transaction Documents, schedules and certificates furnished to the Purchasers pursuant hereto are and will be complete and accurate in all material respects. No representation or warranty by the Company contained in this Agreement, in the schedules attached hereto or in any certificate furnished or to be furnished by the Company to the Purchasers in connection herewith or pursuant hereto contains or will contain any untrue statement or a material fact or omits or will omit to state any material fact necessary in order to make any statement contained herein or therein not misleading in any material respect. Except as disclosed in the Company SEC Reports, there is no fact known to the officers and directors of the Company that has specific application to the Company (other than general economic or industry conditions) and that materially adversely affects or, as far as such officers and directors can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of the Company that has not been set forth in this Agreement or any schedule hereto.

      4.30. Minute Books. The Company's minute books contain a complete summary of all material actions by its respective directors and shareholders since the date of its respective incorporation and reflect all transactions referred to in such minutes accurately in all material respects.

      4.31. Brokers' Fees. Except as set forth on Schedule 4.31, the Company has no contract, arrangement or understanding with any broker, finder, investment banker or other Person which is entitled to any brokerage fee, finder's fee or other commission in connection with the transactions contemplated by this Agreement.

      4.32. Not an Investment Company. The Company is not an Investment Company within the meaning of the Investment Company Act of 1940, as amended. 1.1. 4.33. Real Property Holding Company. The Company is not a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      4.33. Real Property Holding Company. The Company is not a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                                    SECTION 1

                Representations and Warranties of the Purchasers

      Each of the Purchasers (severally and not jointly), hereby represents and warrants to and agrees with the Company, as follows:

      4.34. Accredited Investor; Experience; Risk.

            (1) Such Purchaser is an "accredited investor" (as such term is defined in Rule 501 promulgated under the Securities Act) and has been advised and understands that the Convertible Notes, Warrants and Preferred Stock have not been registered under the Securities Act, on the basis that no public offering of the Convertible Notes, Warrants and Preferred Stock is to be effected, except in compliance with the applicable securities laws and regulations or pursuant to an exemption therefrom; provided, however, that nothing in this Section 5.1 shall limit the Purchasers' right to convert the Warrants for Warrant Shares and Convertible Notes for Conversion Shares as set forth in this Agreement, the Warrants or the Convertible Notes.

            (2) Such Purchaser is purchasing the Convertible Notes, Warrants and Preferred Stock for investment purposes, for its own account, and not as nominee or agent, and not with a view to, or for sale in violation of federal or state securities laws, and such Purchaser has no present intention, agreement or arrangement to sell, grant participation interests in, or otherwise distribute the same.

            (3) Each Purchaser is experienced in evaluating and investing in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Securities. If other than an individual, each Purchaser also represents it has not been organized for the purpose of acquiring the Securities.

            (4) Each Purchaser understands that the Securities are not, and any Common Stock acquired on conversion thereof at the time of issuance may not be, registered under the Securities Act on the ground that the sale provided for in this Agreement and the issuance of securities hereunder is exempt from registration under the Securities Act pursuant to section 4(2) thereof, and that the Company's reliance on such exemption is based on the Purchasers' representations set forth herein. Each Purchaser realizes that the basis for the exemption may not be present if, notwithstanding such representations, the Purchaser has in mind merely acquiring the Securities for a fixed or determinable period in the future, or for a market rise, or for sale if the market does not rise. No Purchaser has any such intention.

            (5) The certificates representing the Convertible Notes, Warrants and Preferred Stock, and any Common Stock issuable in on exercise or conversion therefrom shall bear a legend evidencing such restriction on transfer substantially in the following form:

      "The securities represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933, as amended (the "Act") or the securities laws of any state and may not be sold or transferred except pursuant to registration under the Act or an exemption therefrom."

            (6) Each Purchaser has received the information regarding the Company to enable it to make a meaningful investment decision with respect to the purchase of the Securities. Stock Each Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and the business, properties, prospects and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Purchasers to rely thereon.

      4.35. Authorization. Such Purchaser has all requisite power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of the Agreement and the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Purchaser. Each Transaction Document to which such Purchaser is a party has been duly and validly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

      4.36. Governmental Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, or local governmental authority on the part of such Purchaser is required in connection with the valid execution and delivery by such Purchaser of the Transaction Documents to which it is a party, or the consummation by such Purchaser of the transactions contemplated by the Transaction Documents to which it is a party, except for such filings as have been made prior to the Closing.

      4.37. Compliance with Other Instruments and Legal Requirements. Such Purchaser is not in violation or default of any provisions of its organizational documents. Such Purchaser is not in violation or default in any respect under any provision, instrument, judgment, order, writ, decree, contract or agreement to which it is a party or by which it is bound or of any provision of any federal, state or local statute, rule or regulation applicable to it in any such case that would reasonably be expected to materially adversely affect the benefits to be derived by the Company from the transactions contemplated hereby. The execution, delivery and performance by each Purchaser of each Transaction Document and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time or giving of notice, either a default under or give rise to any obligations under, the organizational documents of such Purchaser, or any contract, agreement or other instrument or obligation, decree or order to which such Purchaser is a party or by which the Purchaser or its properties or assets is or may be bound, or to the Knowledge of such Purchaser violate any law, order, rule or regulation applicable to such Purchaser, and does not require any consent, waiver or approval thereunder, except where such violation, conflict or default would reasonably be expected to materially adversely affect the benefits to be derived by the Company from the transactions contemplated hereby.

SECTION 5

                       Conditions to Closing of Purchasers

      Each Purchaser's obligation to purchase the Convertible Notes, Warrants and Preferred Stock at the Closing is, at the option of such Purchaser, subject to the fulfillment on or prior to the applicable Closing Date of the following conditions:

      5.1. Representations and Warranties. The representations and warranties of the Company contained in Section 4 hereof shall be true and correct in all respects when made, and shall be true and correct in all respects on the Closing Date with the same force and effect as though all such representations and warranties had been made as of Closing Date; provided, however, that this condition shall be deemed satisfied unless the inaccuracy of any representation or warranty or the cumulative effect of inaccuracies of the representations or warranties has had a Material Adverse Effect or would reasonably be expected to have a Material Adverse Effect.

      5.2. Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

      5.3. No Material Adverse Change. There shall not have occurred any events or circumstances that has a Material Adverse Effect on the Company, except as otherwise disclosed on Schedule 4.20.

      5.4. Securities Laws. All registrations, qualifications and Permits required under applicable state securities laws, and by any other governmental or regulatory agency, if any, shall have been obtained for the lawful execution, delivery and performance of this Agreement.

      5.5. Shareholders' Approval. The transactions contemplated hereby shall have been approved by the Company's shareholders in accordance with the rules and regulations of the NASDAQ National Market System.

      5.6. Issuance of Convertible Notes, Warrants and Preferred Stock. The Company shall have issued the Convertible Notes, Warrants and Preferred Stock at the Closing pursuant to this Agreement, and shall have delivered to each Purchaser instruments representing such Purchaser's Convertible Notes and Warrants.

      5.7. New Orleans Project. There shall be evidence of firm commitments for a sale and leaseback transaction with a third party purchaser involving the Company's six buildings, including the Civic Theater, in New Orleans, Louisiana (the "New Orleans Project"), providing for annual lease payments no greater than fifteen percent (15%) of such purchaser's total investment in the New Orleans Project (including the total purchase price and planned leasehold improvements).

      5.8. Registration Rights Agreement. The Company and any other parties thereto shall have executed and delivered the Registration Rights Agreement in substantially the form of Exhibit B hereto to Purchasers.

      5.9. Appointment of Directors. David Warnock or another individual designated by Cahill Warnock, as the holder of the Series B Preferred Stock, shall have been duly appointed and elected as a member of the Company's Board of Directors; provided, however, that this condition precedent shall not be deemed unsatisfied as a result of the failure of David Warnock or another individual to be appointed by Cahill Warnock or to accept such appointment.

      5.10. Acknowledgment. Each of Keith H. Keogh, Charles E. White, Laura B. Rivera and Thomas A. Spanier shall execute and deliver written confirmation to the Purchasers that the transactions contemplated hereby do not trigger any change of control provisions in his or her respective employment agreement.

      5.11. Lead-based Paint. The Company shall have implemented an operation and management plan for lead-based paint at the Company's headquarters located at 425 Polk Street.

      5.12. No Event of Default. No Event of Default shall have occurred or then exist.

      5.13. Purchaser Rights Agreement. The Company and the other parties thereto shall have executed and delivered the Purchaser Rights Agreement in substantially the form of Exhibit C hereto to Purchasers.

      5.14. Shareholders Agreement. Keith H. Keogh shall have executed and delivered to the Purchasers the Shareholders Agreement with the Purchasers, in form and substance satisfactory to the Purchasers.

      5.15. Opinion of Company's Counsel. The Purchasers shall have received from Pillsbury Madison & Sutro LLP, counsel to the Company, an opinion addressed to the Purchasers, dated the Closing Date, in substantially the form attached hereto as Exhibit G.

      5.16. Officer's Certificate. Each of the Purchasers shall have received a certificate of the President or a Vice President of the Company to the effect set forth in Sections 6.1 and 6.2.

      5.17. Company Required Consents. The Company shall have obtained the Company Required Consents.

      5.18. Corporate Documents. The Company shall have delivered or caused to be delivered to each Purchaser:

            (1) a certificate of the Secretary of State of California dated not earlier than the tenth (10th) day preceding the Closing Date, to the effect that the Company is in good standing under the laws of California as of such date;

            (2) a certificate of the Secretary of State of each state where the Company is required to qualify to do business dated not earlier than the tenth
(10th) day preceding the Closing Date, to the effect that the Company is a corporation duly licensed or qualified to do business in such state and is in good standing as a foreign corporation under the laws of such state as of such date; and

            (3) certificates of the Secretary or Assistant Secretary, or such other authorized officer, of the Company including (A) copies of the articles of incorporation and bylaws of the Company as then in effect or a certification that there has been no change in such instruments since the last such certification delivered to the Purchasers pursuant to this Agreement, (B) duly enacted resolutions of the Company's board of directors in form and substance satisfactory to the Purchasers approving the Transaction Documents and authorizing officers of the Company to execute and deliver instruments required to be delivered hereunder as a condition precedent to the Closing, and (C) specimen signatures of the officers of the Company authorized to sign such instruments to the extent such specimen signatures have not previously been delivered to the Purchasers.

      5.19. Keith Keogh Employment Contract. The Company and Keith H. Keogh shall have entered into an employment contract with a term of at least two years.

      5.20. U.S. Department of Education Assurance. The Company shall provide Purchasers with corrected U.S. Department of Education eligibility and certification records on the School's ownership, provided that this condition may also be satisfied if the Company has obtained written assurance from the U.S. Department of Education to the effect that U.S. Department of Education records will be changed to correctly report the School's current ownership structure.

SECTION 6

                      Conditions to Closing of the Company

      The Company's obligation to issue and sell the Convertible Notes, Warrants and Preferred Stock at the Closing is, at the option of the Company, subject to the fulfillment of the following conditions prior to the applicable Closing
Date:

      6.1. Representations and Warranties. The representations and warranties of the Purchasers contained in Section 5 hereof shall be true and correct in all respects when made, and shall be true and correct in all respects on the Closing Date with the same force and effect as though all such representations and warranties had been made as of Closing Date; provided, however, that this condition shall be deemed satisfied unless the inaccuracy of any representation or warranty or the cumulative effect of inaccuracies of the representations or warranties has materially adversely affected, or would reasonably be expected to materially adversely affect, the benefits to be derived by the Company from the transactions contemplated hereby.

      6.2. Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Purchasers on or prior to the Closing Date shall have been performed or complied with in all material respects.

      6.3. Certificate. The Company shall have received a certificate from the Purchasers to the effect set forth in Sections 7.1 and 7.2.

      6.4. Other Agreements. The Purchasers shall have executed and delivered the Purchaser Rights Agreement, the Standstill Agreement and the Registration Rights Agreement.

      6.5. State Securities Laws. All registrations, qualifications and Permits required under applicable state securities laws, and by any other governmental or regulatory agency, if any, shall have been obtained for the lawful execution, delivery and performance of this Agreement.

      6.6. Shareholder Approval. The transactions contemplated hereby shall have been approved by the Company's shareholders in accordance with the rules and regulations of the NASDAQ National Market System.

      6.7. Company Required Consents. The Company shall have obtained the Company Required Consents.

      6.8. Receipt of Purchase Price. The Purchasers shall have wired Seven Million Dollars ($7,000,000) to an account designated by the Company.

SECTION 7

                   Covenants of the Company and the Purchasers

      7.1. Regulatory Matters. Each of the Company and Purchasers will (i) make on a prompt and timely basis all governmental or regulatory notifications, filings or submissions, as necessary for the consummation of the transactions contemplated hereby, including any filings required pursuant to the Hart-Scott-Rodino Antitrust Act, if required, (ii) use all reasonable efforts to cooperate with the other and its representatives in (A) determining which notifications, filings and submissions are required to be made prior to the Closing Date with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Closing Date from, any governmental authority in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) timely making of all such notifications, filings or submissions and timely seeking all such consents, approvals, permits or authorizations, and (iii) use all reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other reasonable things necessary or appropriate to consummate the transactions contemplated by this Agreement.

      7.2. Notice to Purchasers Upon an Event of Default. For so long as the Convertible Notes are outstanding, upon the occurrence or existence of an Event of Default (including without limitation an event of default with respect to any other Indebtedness) and prior to the expiration of any applicable cure period, the Company shall provide prompt notice of such Event of Default to the Purchaser pursuant to Section 11.2 hereof.

      7.3. Issuance of Warrant Shares. The Company shall issue Warrant Shares to the Purchaser as soon as practicable, but no later than five (5) business days (or such additional waiting period required under the Hart-Scott-Rodino Antitrust Act), after payment by the Purchaser for such Warrant Shares. The Warrant Shares shall be duly authorized, validly issued, fully paid and non-assessable; will be free and clear of all Liens; and assuming that the representations of the Purchasers in Section 5 hereof are true and correct, will be issued in compliance with all applicable federal and state securities laws.

      7.4. Restrictive Covenants. From the date hereof through the Closing Date, without the prior written consent of the Purchasers, the Company shall not:

            (1) issue any equity securities of the Company (other than securities issued pursuant to outstanding options) or any securities convertible into equity securities of the Company;

            (2) operate the business of the Company in any manner not in the ordinary course of business;

            (3) take any of the actions set forth in Section 5 of the Purchaser Rights Agreement attached hereto as Exhibit C, which Section is expressly incorporated herein by reference;

            (4) incur any Indebtedness other than Allowed Debt.

                                    SECTION 8

                                Events of Default

      8.1. Events of Default. For so long as any indebtedness under the Convertible Notes shall be outstanding, each of the following events shall constitute an event of default upon the lapsing of a 5 day grace period (an "Event of Default"), unless the Company has provided prior written notification to Purchasers of the Company's good faith intent to cure such default within fifteen (15) business days; provided, however, that the grace period for 9.1(h) below shall be 120 days:

            (1) The Company shall fail to pay any installment of principal of or interest on the Convertible Notes when due; or

            (2) The Company shall fail to perform or default in the performance of any material term or covenant contained in any Transaction Document, or any other material agreement with the Purchasers, and such failure or default has a Material Adverse Effect; or

            (3) Any representation or warranty made by the Company in this Agreement or by the Company (or any officers of the Company) in any certificate, instrument or written statement contemplated by or made or delivered pursuant to any Transaction Document shall prove to have been incorrect when made and have a Material Adverse Effect; or

            (4) The Company shall (i) admit in writing its inability to pay its debts generally as they become due; (ii) commence a voluntary case under Title 11 of the United States Code as from time to time in effect ("Title 11"), or authorize, by appropriate proceedings of its Board of Directors or other governing body, the commencement of such a voluntary case; (iii) file an answer or other pleading omitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under such Title 11, or seek, consent to or acquiesce in the relief therein provided, or fail to controvert timely the material allegations of any such petition; (iv) suffer the entry of an order for relief in any involuntary case commenced under said Title 11; (v) seek relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consent to or acquiesce in such relief; (vi) suffer the entry of an order by a court of competent jurisdiction (A) finding it to be bankrupt or insolvent, (B) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (C) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property; or
(vii) make an assignment for the benefit of, or enter into a composition with, its creditors, or appoint or consent to the appointment of a receiver or other custodian for all or a substantial part of its property; or

            (5) Any final judgment, writ, warrant of attachment or execution or similar process shall be issued or levied against the property of the Company in an aggregate amount which exceeds $1,000,000 and such judgment, writ, or similar process shall not be discharged within thirty (30) days after all rights to appeal have been exhausted; or

            (6) Upon the existence or occurrence of a breach or other default by the Company under any agreement to which the Company is a party which would have a Material Adverse Effect; or

            (7) Upon the removal of any individual designated by the Purchasers to the Board of Directors, or any replacement(s) designated by the Purchasers, from the Company's Board of Directors, except as contemplated by the Transaction Documents or removal of such directors under sections 302 or 304 of the California Corporations Code;

            (8) Any withdrawal, revocation, order to show cause, probation order or denial of accreditation, any revocation, termination or denial of a license to operate, or termination or suspension of eligibility to participate in the student financial assistance programs authorized by Title IV of the Higher Education Act of 1965, as amended, for the School; or

            (9) The Company fails to maintain a cash balance of at least $1.0 million in its accounts until the end of tenth full calendar quarter following the Closing Date. Thereafter, and for so long as the Preferred Stock remains outstanding, the Company shall fail to be in compliance with an EBITDA Coverage Ratio of 2-to-1.

Upon the occurrence or existence of any Event of Default and the lapsing of any grace periods set forth above, and in any such event, any holder of at least fifty percent (50%) of the outstanding principal amount of all Convertible Notes may, by notice to the Company, declare the entire unpaid principal amount of such Convertible Note, all interest accrued and unpaid thereon and all other amounts payable to such holder under such Convertible Note or this Agreement to be forthwith due and payable, whereupon such Convertible Note, all such accrued interest and all such amounts shall become and be forthwith due and payable (unless there shall have occurred an Event of Default under Section 9.1(d) in which case all such accounts shall automatically become due and payable without such declaration), without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company. From the date of an Event of Default until satisfaction of all obligations thereunder, interest shall accrue on the Convertible Notes at a rate of fifteen percent (15%) per annum. Upon the occurrence or existence of any Event of Default, the exercise price of the Warrants shall be reduced to $0.01 per share and that shall remain as the exercise price per share until the Warrants expire.

      8.2. Annulment of Defaults. Section 9.1 is subject to the condition that, if at any time after the principal of the Convertible Notes shall have become due and payable, and before any judgment or decree for the payment of the moneys so due shall have been entered, all arrears of interest upon such Convertible Notes and all other sums payable to the holders of the Convertible Notes (except the principal amount which by such declaration shall have become payable) shall have been duly paid, and every other Event of Default shall have been made good or cured, then and in every such case the holder of the Convertible Notes, by written instrument delivered to the Company, may rescind and annul such declaration and its consequences; provided, however, that no such rescission or annulment shall extend to or affect any other or subsequent Event of Default or impair any right of the holders of any other Convertible Notes consequent thereon.

                                    SECTION 9

                               Company Put Option

      9.1. Company Put Option. Subject to the terms and conditions hereunder, in the event that the Company has achieved at least ninety percent (90%) of the cumulative EBITDA set forth on Schedule 10.1 attached hereto for the period July 1, 1999 through the end of the most recent calendar quarter ending immediately prior to delivery of the Option Notice (as defined below), the Company shall have the right to sell (the "Company Put Option") to the Purchasers, and the Purchasers agree to purchase, severally and not jointly, in the amounts set forth opposite each Purchaser's name on Exhibit H, Convertible Notes (the "Option Notes") in the aggregate principal amount of Three Million Dollars ($3,000,000). The purchase price to be paid by each Purchaser shall be equal to the aggregate principal amount of the Option Notes acquired by such Purchaser. As additional consideration for purchasing the Convertible Notes pursuant to the Company Put Option, the Company agrees to issue to each Purchaser a Warrant as set forth on Exhibit H (the "Option Warrants"), which in the aggregate entitle the Purchasers to acquire Twenty-Five Thousand (25,000) shares of the Company's Common Stock.

      9.2. Exercise of Company Put Option.

            (1) The Company Put Option may be exercised by the Company by delivering a written notice ("Option Notice") to each of the Purchasers at its address set forth in Section 12.3. Such notice must be signed by the Company and shall constitute an irrevocable obligation on the part of the Company to sell the Option Notes against payment therefor by the Purchasers. The Option Notice shall set forth the date of the sale, which date shall be (i) no more than sixty
(60) days after the date of the Option Notice and (ii) no less than forty-five
(45) days after the date of the Option Notice.

            (2) At the closing of the sale of the Option Notes, the Company shall deliver to the Purchasers any documents, instruments, or certificates (including without limitation a bring-down certificate with respect to the representations, warranties and covenants hereunder) reasonably requested by the Purchasers in order to satisfy the conditions set forth in Section 10.3.

            (3) At the closing of the sale of the Option Notes, each Purchaser shall pay to the Company the purchase price for such Option Notes as set forth on Exhibit H hereto.

            (4) The Company shall be responsible for the payment of all reasonable out-of-pocket expenses incurred by the Purchasers with respect to the sale of the Option Notes, including without limitation any reasonable attorneys' fees, transfer taxes, notarial fees or other similar costs and expenses; provided that such expenses payable by the Company shall in no event exceed $25,000.

            (5) Unless otherwise agreed to in writing by the Purchasers, the Company may exercise the Company Put Option on only one occasion and the Company Put Option must be exercised in its full amount. Subject to Section 10.1, the Company may exercise the Company Put Option at any time after June 30, 2000 and before the last day of the twenty-first (21st) full month following the Closing Date, at which time the Company Put Option shall immediately expire in its entirety without any further action by the parties.

      9.3. Company Put Option Closing

            (1) Each Purchaser's obligation to purchase the Common Stock pursuant to Section 10 at a subsequent closing, is subject to the fulfillment on or prior to the applicable closing of the sale of the Option Notes (the "Option Closing Date") of the following conditions (unless waived by such Purchaser in writing):

            (2) Company Representations and Warranties Correct. Except as set forth on the schedule of exceptions to be provided by the Company to the Purchasers in connection with the closing of the Company Put Option (the "Company Schedule of Exceptions"), the representations and warranties made by the Company in Section 4 hereof shall have been true and correct when made, and giving effect to the Company Schedule of Exceptions shall be true and correct on the Option Closing Date with the same force and effect as if they had been made on and as of such date (except that in Sections 4.17(b) and 4.20, the reference date shall be "June 30, 1999" and "December 31, 1999"); provided that the inclusion on the Company Schedule of Exceptions of an event or change which has had or would be reasonably expected to have a Material Adverse Effect compared to the condition of the Company as of the date hereof shall be deemed a failure of this condition precedent unless waived by the Purchaser in writing.

            (3) Purchaser Representations and Warranties Correct. Except as set forth on the schedule of exceptions to be provided by the Company to the Purchasers in connection with the closing of the Company Put Option (the "Purchaser Schedule of Exceptions"), the representations and warranties made by the Purchasers in Section 5 hereof shall have been true and correct when made, and giving effect to the Purchaser Schedule of Exceptions shall be true and correct on the Option Closing Date with the same force and effect as if they had been made on and as of such date; provided that the inclusion on the Purchaser Schedule of Exceptions of an event or change which has had or which would reasonably be expected to materially adversely affect the benefits to be derived by the Company from the sale of the Option Notes shall be deemed a failure of this condition precedent unless waived by the Company in writing.

            (4) Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Option Closing Date shall have been performed or complied with in all material respects.

            (5) Appointment of Directors. The Purchasers shall be entitled to appoint one additional person to the Company's Board of Directors and such nominee shall have been duly appointed and elected as a member of the Company's Board of Directors; provided, however, that neither the failure of the Purchasers nor such nominee's failure to accept such appointment shall constitute a failure of this condition precedent. David Warnock or another individual designated by Cahill Warnock, as the holder of the Series B Preferred Stock, shall have been duly appointed and elected as a member of the Company's Board of Directors; provided, however, that this condition precedent shall not be deemed unsatisfied as a result of the failure of David Warnock or another individual to be appointed by Cahill Warnock or to accept such appointment.

            (6) Opinion of Company's Counsel. The Purchasers shall have received an opinion from counsel to the Company addressed to the Purchasers, dated the Option Closing Date, that is customary for a transaction of this type.

            (7) No Material Adverse Change. Since the Closing Date, there shall not have occurred any events or circumstances that have had, individually or in the aggregate, a Material Adverse Effect, except as otherwise disclosed on
Schedule 4.20.

            (8) State Securities Laws. All registrations, qualifications and Permits required under applicable state securities laws, if any, shall have been obtained for the lawful execution and delivery of this Agreement, and the sale of the Option Notes and Option Warrants to the Purchasers pursuant hereto.

            (9) Issuance of Warrants and Option Notes. The Company shall have issued instruments representing the Option Warrants and Option Notes.

            (10) Officer's Certificate. Each of the Purchasers shall have received a certificate of the President or a Vice President of the Company to the effect set forth in Sections 6.1 and 6.2.

            (11) Corporate Documents. The Company shall have delivered or caused to be delivered to each Purchaser:

                  (1) a certificate of the Secretary of State of the Company's state of incorporation dated not earlier than the tenth (10th) day preceding the Option Closing Date, to the effect that the Company is a corporation validly existing and in good standing under the laws of such state as of such date;

                  (2) a certificate of the Secretary of State of each state where the Company is required to qualify to do business dated not earlier than the tenth (10th) day preceding the Option Closing Date, to the effect that the Company is a corporation duly licensed or qualified to do business in such state and is in good standing as a foreign corporation under the laws of such state as of such date; and

                  (3) certificates of the Secretary or Assistant Secretary, or such other authorized officer, of the Company including (A) copies of the certificate of incorporation, bylaws and other governing documents of the Company as then in effect or a certification that there has been no change in such instruments since the last such certification delivered to the Purchasers pursuant to this Agreement, (B) duly enacted resolutions of the Company's board of directors in form and substance satisfactory to the Purchasers approving the Transaction Documents and authorizing officers of the Company to execute and deliver instruments required to be delivered hereunder as a condition precedent to the closing of the Company Put Option, and (C) specimen signatures of the officers of the Company authorized to sign such instruments to the extent such specimen signatures have not previously been delivered to the Purchasers.

            (12) No Event of Default. No Event of Default shall have occurred and not been cured or shall then exist.

                                   SECTION 10

                           Termination and Abandonment

      10.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

            (1) by unilateral action of the Company;

            (2) by the Company or the Purchasers, if the Company's shareholders fail to approve the transactions contemplated hereunder;

            (3) by the Company or the Purchasers, if the Closing shall not have been consummated on or before June 30, 1999 (the "Termination Date"); provided, however, that this Agreement may not be terminated by (i) the Purchasers if the Purchasers fail to perform their obligations under this Agreement or (ii) the Company if the Company fails to perform its obligations under this Agreement, and in either case such failure to perform causes the Closing not to have been consummated prior to the Termination Date;

            (4) by the Purchasers if any representation, warranty or covenant of the Company, the breach of which would reasonably be expected to have a Material Adverse Effect, shall not be satisfied at such time and (i) such condition is incapable of being satisfied prior to the Closing Date or (ii) the Company is not using its best efforts to cure the breach resulting in such condition not being satisfied in as timely a manner as practicable; or

            (5) by the Company if any representation, warranty or covenant of the Purchasers, the breach of which would reasonably be expected to materially adversely affect the benefits to be derived by the Company from the transactions contemplated hereby, shall not be satisfied at such time and (i) such condition is incapable of being satisfied prior to the Closing Date or (ii) the Purchasers are not using their best efforts to cure the breach resulting in such condition not being satisfied in as timely a manner as practicable

      10.2. Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 11.1, written notice thereof shall forthwith be given to the other parties hereto, and this Agreement shall terminate without further action by any of the parties hereto. If this Agreement is terminated pursuant to Section 11.1(a), (c) or (d), this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except that the Company shall pay to each Purchaser such Purchaser's pro-rata share of an aggregate termination fee of One Hundred Forty Thousand Dollars ($140,000) as liquidated damages. If this Agreement is terminated pursuant to Section 11.1(b) and within six months after the meeting of shareholders the Company enters into a definitive agreement to sell equity or debt securities to a third party where the aggregate net proceeds to the Company would exceed $5 million, then the Company shall pay to the Purchasers a termination fee of One Hundred Forty Thousand Dollars ($140,000) as liquidated damages. Except for the provisions above with respect to liquidated damages, nothing herein shall relieve any party from liability for any breach hereof occurring prior to the termination of this Agreement.

                                   SECTION 11

                                  Miscellaneous

      11.1. California Corporate Securities Law. The sale of the Convertible Notes, Warrants and Series B Preferred Stock has not been qualified with the commissioner of corporations of the state of California and the issuance of such securities or the payment or receipt of any part of the consideration for such securities prior to such qualification is unlawful, unless the sale of securities is exempt from qualification by section 25100, 25101.1, 25102, 25102.1, 25105 or any other provision of the California Corporations Code. The rights of all parties to this agreement are expressly conditioned upon such qualification being obtained, unless the sale is so exempt.

      11.2. Amendment; Waiver. Neither this Agreement nor any provision hereof may be amended, modified, supplemented or waived, except by a written instrument executed by (i) the Company and (ii) the Purchasers.

      11.3. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered in Person, transmitted by facsimile transmission (fax) or sent by registered or certified mail (return receipt requested) or recognized overnight delivery service, postage pre-paid, addressed as follows, or to such other address as such party may notify to the other parties in writing:

            (1) if to the Company:

                California Culinary Academy, Inc.
                625 Polk Street
                San Francisco, CA 94102
                Attn:  Keith H. Keogh
                Telephone No.: 415-771-3536
                Facsimile No.: 415-771-2194

                with a copy to:

                Pillsbury Madison & Sutro LLP
                235 Montgomery Street
                San Francisco, CA 94104
                Attn.: Blair W. White, Esq.
                Telephone: 415-983-1000
                Facsimile No.: 415-983-1200

            (2) if to the Purchasers:

                c/o Cahill, Warnock & Company, L.L.C.
                One South Street, Suite 2150
                Baltimore, MD 21202
                Attn: David L. Warnock
                Telephone No.: 410-895-3800
                Facsimile No.: 410-895-3805

                with a copy to:

                Wilmer, Cutler & Pickering
                100 Light Street
                Baltimore, MD 21202
                Attn: George P. Stamas, Esq.
                Telephone No.: 410-986-2800
                Facsimile No.: 410-986-2828

A notice or communication will be effective (i) if delivered in person or by overnight courier, on the business day it is delivered, (ii) if transmitted by telecopier, on the business day of actual confirmed receipt by the addressee thereof, and (iii) if sent by registered or certified mail, three (3) business days after dispatch.

      11.4. Legend. Each certificate representing a Convertible Note, Warrant or the Series B Preferred Stock shall bear on its face substantially the following legends:

            (1) "THESE SECURITIES ARE SUBJECT TO THE PROVISIONS OF A CERTAIN SECURITIES PURCHASE AGREEMENT DATED APRIL 28, 1999, AS AMENDED AND IN EFFECT FROM TIME TO TIME, AMONG THE CORPORATION AND THE SHAREHOLDERS NAMED THEREIN, AND A STANDSTILL AGREEMENT DATED ______ __, 1999, AMONG THE CORPORATION AND THE SHAREHOLDERS NAMED THEREIN, COPIES OF WHICH ARE ON FILE AT THE OFFICES OF THE CORPORATION."

            (2) Any legends required by the laws of any applicable jurisdiction.

      11.5. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

      11.6. Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors and permitted assigns of the parties hereto. The Company shall not have the right to assign its rights or delegate its obligations under this Agreement without the prior written consent of the Purchasers. Each Purchaser may assign its rights only to one or more of its Affiliates; provided, however, that upon an Event of Default, this Agreement, the Convertible Notes, and the Warrants and all rights hereunder and thereunder shall be freely assignable (subject to applicable state and federal securities laws) to any Person by the Purchaser without the consent of the Company.

      11.7. Survival of Representations, Warranties and Covenants. All representations and warranties made in, pursuant to or in connection with this Agreement shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of any Purchaser, and the sale and purchase of the Convertible Notes, Warrants and any Common Stock, and payment therefor for a period of fifteen (15) months; provided, however, that the representations and warranties made in Sections 4.16 (Environmental), 4.21 (Benefits) and 4.22 (Taxes) shall survive for the applicable statutory period of limitations with respect to any liabilities covered thereby. Unless otherwise provided in this Agreement, the covenants and agreements set forth in Sections 8, 9, 11 and 12.12 shall survive and remain in force so long as any Convertible Note or Warrant remains issued and outstanding.

      11.8. Entire Agreement. This Agreement and the Transaction Documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supersede and cancel all prior representations, alleged warranties, statements, negotiations, undertakings, letters, acceptances, understandings, contracts and communications, whether verbal or written, among the parties hereto and thereto or their respective agents with respect to or in connection with the subject matter hereof.

      11.9. Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to principles of conflict of laws.

      11.10. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

      11.11. Costs and Expenses. Promptly after the Closing, the Company shall pay the reasonable legal fees and expenses incurred by the Purchasers in connection with the due diligence review and Closing under this Agreement and the transactions contemplated hereby in an amount not to exceed $60,000.

      11.12. No Third-Party Beneficiaries. Nothing in this Agreement will confer any third party beneficiary or other rights upon any Person (specifically including any Company employees) or entity that is not a party to this Agreement.

      11.13. Indemnification.

            (1) The Company agrees to indemnify and hold harmless the Purchasers and their Affiliates, and their respective partners, co-investors, officers, directors, employees, agents, consultants, attorneys and advisers (a "Purchaser Indemnified Party"), from and against any and all actual losses, claims, damages, liabilities, costs and expenses (including, without limitation, environmental liabilities, costs and expenses and all reasonable fees, expenses and disbursements of counsel), joint or several (hereinafter collectively referred to as a "Loss"), which may be incurred by or asserted or awarded against any Purchaser Indemnified Party in connection with or arising out of the inaccuracy or breach by the Company of any representation, warranty or covenant contained in the Agreement.

            (2) The Purchasers agree to indemnify and hold harmless the Company and its officers, directors, employees and affiliates (the "Company Indemnified Parties" and together with each Purchaser Indemnified Party, an "Indemnified Party"), from and against any Loss, which may be incurred by or asserted or awarded against the Company in connection with or arising out of the inaccuracy or breach by any Purchaser of any representation, warranty or covenant contained in the Agreement.

            (3) An Indemnified Party shall give written notice to the Company or Purchasers, as the case may be (an "Indemnifying Party"), of any claim with respect to which it seeks indemnification within ten (10) days after the discovery by such parties of any matters giving arise to a claim for indemnification pursuant to Section 12.13(a) or (b); provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve an Indemnifying Party of its obligations under this Section 12.13, except to the extent that an Indemnifying Party is actually prejudiced by such failure to give notice. In case any such action or claim is brought against any Indemnified Party, an Indemnifying Party shall be entitled to participate in and, unless in the reasonable good faith judgment of the Indemnified Party a conflict of interest between such Indemnified Party and an Indemnifying Party may exist in respect of such action or claim, to assume the defense thereof, with counsel satisfactory to the Indemnified Party and after notice from an Indemnifying Party to the Indemnified Party of its election so to assume the defense thereof, an Indemnifying Party shall not be liable to such Indemnified Party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation. In any event, unless and until an Indemnifying Party elects in writing to assume and does so assume the defense of any such action or claim the Indemnified Party's costs and expenses arising out of the defense, settlement or compromise of any such action or claim shall be Losses subject to indemnification hereunder. If an Indemnifying Party elects to defend any such action or claim, then the Indemnified Party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense. An Indemnifying Party shall not be liable for any settlement of any action or claim effected without its written consent. Anything in this Section 12.13 to the contrary notwithstanding, an Indemnifying Party shall not, without the Indemnified Party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof that imposes any future obligation on the Indemnified Party or that does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the Indemnified Party, a release from all liability in respect of such claim.

            (4) An Indemnifying Party agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract, tort or otherwise) to an Indemnifying Party, shareholders or creditors for or in connection with the transactions contemplated by this Agreement or the other Transaction Documents, except to the extent such liability is found in a final judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct or the misrepresentations of the Indemnified Party, but in no event shall an Indemnified Party be liable for punitive, exemplary or consequential damages.

                  [Remainder of Page Intentionally Left Blank]

                          SECURITIES PURCHASE AGREEMENT
                                 SIGNATURE PAGE

      IN WITNESS WHEREOF, the Company and the Purchasers have caused this Agreement to be executed effective as of the date first above written.

THE COMPANY:

                              CALIFORNIA CULINARY ACADEMY, INC.

                              By: /s/ Keith H. Keogh
                                  ----------------------------------------------
                                  Name: Keith H. Keogh
                                  Title: President and Chief Executive Officer


PURCHASERS:

                              CAHILL, WARNOCK STRATEGIC PARTNERS FUND, L.P.
                              By: CAHILL WARNOCK STRATEGIC PARTNERS, L.P.,
                              its General Partner

                              By: /s/ David L. Warnock
                                  ----------------------------------------------
                                  Name:  David L. Warnock
                                  Title: a General Partner


                              STRATEGIC ASSOCIATES, L.P.
                              By: CAHILL, WARNOCK & COMPANY, LLC, its
                              General Partner

                              By: /s/ David L. Warnock
                                  ----------------------------------------------
                                  Name:  David L. Warnock
                                  Title: Managing Member